Exhibit 99.1

NEWS RELEASE

ICF International Announces

Amendment and Extension of Credit Facility

FOR IMMEDIATE RELEASE

Contact: Steve Anderson, steve.anderson@icfi.com, +1.703.934.3847

FAIRFAX, Va. (May 20, 2014) - ICF International (NASDAQ:ICFI), a leading provider of consulting services and technology solutions to government and commercial clients, announced today it has signed and closed a new amendment and extension of its credit facility, which continues to allow for borrowings of up to $500 million. The new amendment reflects the company’s strong capital position and financial flexibility, providing an ongoing ability to drive growth organically and through strategic acquisitions inside and outside of the United States.

The new amendment amends the senior secured credit agreement signed in March 2012. The term of the new credit agreement will expire on May 16, 2019, and continues to permit revolver borrowings of up to $400 million along with an accordion feature that would allow the facility to expand by an additional $100 million. The new amendment will allow ICF to borrow in certain foreign currencies and to enter into local financial arrangements for its foreign subsidiaries. The agreement also provides ICF with more flexibility for other financial obligations and allows the company to expand its stock repurchase program.

“This amended credit facility provides us with additional flexibility to take advantage of acquisition opportunities outside of the U.S. and continues to offer ICF borrowings under the facility at favorable rates,” said ICF International Chairman and CEO Sudhakar Kesavan. “Along with our strong cash flow, the facility enhances our mergers and acquisitions program, where we continue to serve as an excellent growth platform for companies that are operating in high-priority commercial and international areas.”

Citizens Bank of Pennsylvania acted as administrative agent and RBS Citizens N.A., and PNC Capital Markets LLC, acted in the capacity of joint lead arrangers and joint book running managers.

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About ICF International

ICF International (NASDAQ:ICFI) provides professional services and technology solutions that deliver beneficial impact in areas critical to the world's future. ICF is fluent in the language of change, whether driven by markets, technology, or policy. Since 1969, we have combined a passion for our work with deep industry expertise to tackle our clients' most important challenges. We partner with clients around the globe—advising, executing, innovating—to help them define and achieve success. Our more than 4,500 employees serve government and commercial clients from more than 70 offices worldwide. ICF's website is www.icfi.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.